Exhibit 99.01
FOR IMMEDIATE RELEASE

Symantec Updates Fiscal Fourth Quarter 2016 Guidance

MOUNTAIN VIEW, Calif. – April 28, 2016 – Symantec Corp. (NASDAQ: SYMC) today updated its fiscal fourth quarter guidance, ended April 1, 2016. Symantec will release actual results for the fiscal fourth quarter after the market closes on May 12, 2016.

Revenue is now expected to be $873 million compared to previous guidance of $885 to $915 million. A shift in enterprise security customer buying preferences is resulting in less license revenue during the quarter and more revenue being deferred to future periods. This included a faster than expected shift within our product mix to subscription and ratable contract structures.

The Company expects fourth quarter non-GAAP operating margins and EPS of 25% and $0.22, below its previous guidance of 26% to 28% and $0.24-$0.27. The shortfall is primarily a result of lower than expected revenue, partially offset by a favorable impact from our cost efficiency initiatives which have already begun across eight different work streams.

“The shift to more ratable revenue is consistent with our unified security strategy, as more customers are buying security offerings that require continuous protection and monitoring to remain up-to-date and protected against the latest threats," said Michael A. Brown, CEO.

Fourth Quarter 2016 Guidance (Dollars in millions, except EPS)
	Q416 Updated Guidance	Q416 Previous Guidance
Revenue	$873	$885-$915
Enterprise Security	$467	$480-$500
Consumer Security	$406	$405-$415
Non-GAAP Operating Margin	25%	26%-28%
Non-GAAP EPS	$0.22	$0.24-$0.27

The Company’s Financial Analyst Day, which was scheduled for May 26, 2016, will be postponed and rescheduled at a later date.

In a separate press release issued today, the Company announced that Mr. Brown will be stepping down as President and CEO. Mr. Brown will continue to serve as CEO and as a director of the Company until a successor has been appointed.

Conference Call

Symantec will host a conference call at 8:00 am ET / 5:00 am PT today. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. A replay and our prepared remarks will be available on the investor relations home page shortly after the call is completed.

About Symantec

Symantec Corporation (NASDAQ: SYMC) is the global leader in cybersecurity. Operating one of the world’s largest cyber intelligence networks, we see more threats, and protect more customers from the next generation of attacks. We help companies, governments and individuals secure their most important data wherever it lives.

NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news.

Symantec, the Symantec Logo and the Checkmark logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements regarding our updated projected preliminary financial and business results, projections of future revenue, operating margin and earnings per share, as well as statements regarding the Company’s roadmap and pipeline. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: the Company’s future financial performance; general economic conditions; maintaining customer and partner relationships; the competitive environment in the software industry, fluctuations in tax rates and currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. We assume no obligation, and do not intend, to update these forward-looking statements as a result of future events or developments. Additional information concerning these and other risks factors is contained in the Risk Factors section of our Form 10-K for the year ended April 3, 2015.

USE OF NON-GAAP FINANCIAL INFORMATION

Our results of operations have undergone significant change due to the impact of litigation accruals, discontinued operations including the gain on the sale of Veritas, stock-based compensation, restructuring, transition, and separation matters, charges related to the amortization of intangible assets, and certain other income and expense items that management considers unrelated to Symantec’s core operations. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our management team uses these non-GAAP financial measures in assessing Symantec’s operating results, as well as when planning, forecasting and analyzing future periods.

Media Contact

Symantec Corp.
Kristen Batch, 503-516-6297
kristen_batch@symantec.com

or

Investor Contact

Symantec Corp.
Jonathan Doros, 650-527-5523
jonathan_doros@symantec.com